UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2025

Neogen Corporation

(Exact name of Registrant as Specified in Its Charter)

Michigan	0-17988	38-2367843
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

620 Lesher Place
Lansing, Michigan		48912
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (517) 372-9200

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.16 par value per share	NEOG	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 30, 2025, Neogen Corporation (the “Company”) announced the appointment of Bryan Riggsbee as Senior Vice President and Chief Financial Officer, effective November 3, 2025. Mr. Riggsbee will report directly to Mike Nassif, President and Chief Executive Officer.

Mr. Riggsbee, 55, joins Neogen from bioMérieux, where he most recently served as Chief Financial Officer, North America, overseeing a $2 billion business and multiple manufacturing sites across the region. Prior to that, Mr. Riggsbee spent nearly a decade as Chief Financial Officer at Myriad Genetics, where he led the company’s finance, accounting, and investor relations functions and played a key role in expanding the company’s portfolio and partnerships, as well as supporting growth into new international markets. Earlier in his career, he held senior finance roles at Laboratory Corporation of America (LabCorp), GE, and KPMG.

Mr. Riggsbee currently serves on the Board of Directors of CareDx, Inc., having been appointed in March 2024. He holds bachelor’s degrees in Political Science from the University of North Carolina at Chapel Hill and in Accounting from North Carolina State University, as well as an MBA from Northwestern University’s Kellogg School of Management. He is also a Certified Public Accountant (CPA).

Compensatory Arrangements

In connection with Mr. Riggsbee’s appointment, the Compensation & Talent Management Committee of the Board of Directors approved the following compensation arrangements:

Base Salary: An annual base salary of $600,000.

Annual Bonus: Eligible to participate in the Company’s Incentive Compensation Plan (“ICP”), with a target bonus opportunity equal to 80% of annual base salary. The ICP measures both Company financial metrics and personal performance with an opportunity between 0 – 250% of the target. For Fiscal Year 2026, Mr. Riggsbee will be eligible for the full year (no proration).

Long-Term Incentive Plan: Eligible for an annual grant of equity with a target of $2,000,000 in value at grant with a composition as approved by the Compensation & Talent Management Committee.

Sign-On Equity Grant: Mr. Riggsbee will receive a special, one-time equity inducement grant of $2,250,000, comprised of 50% stock options with a three-year ratable vesting schedule and 50% performance share units (“PSUs”) aligned with the Company’s FY26 PSU Plan.

Sign-On Cash Award: Mr. Riggsbee will receive a one-time cash award of $250,000 to be paid by December 31, 2025, which he will be required to repay the Company if his employment terminates within one year.

Relocation: Mr. Riggsbee will relocate to Michigan within twenty-four (24) months of service and will receive reasonably and customary relocation benefits, including reasonable and customary realtor fees and closing costs related to the sale of his current home and the purchase of a new home, expenses related to the movement of household goods, and two (2) house hunting trips. Mr. Riggsbee will be required to repay 100% of these relocation benefits if he terminates his service within one (1) year of relocating to Michigan and 50% if he terminates his service within two (2) years of relocating to Michigan.

Health & Welfare Benefits: Mr. Riggsbee is eligible to participate in the Company’s health and welfare benefits programs on the same basis as other senior executives, including health and welfare benefits, 401(k) plan participation, and any applicable perquisites; such benefits being effective with his hire date.

The foregoing description of Mr. Riggsbee’s compensation is qualified in its entirety by the terms of his offer letter, which is included as an exhibit.

Mr. Riggsbee’s employment is at-will, subject to customary pre-employment conditions, including background verification and execution of Neogen’s standard Non-Disclosure, Non-Competition, and Non-Solicitation Agreement.

Item 8.01 Other Events.

On October 30, 2025, Neogen issued a press release announcing the appointment of a new Chief Financial Officer.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Offer Letter between Neogen Corporation and Bryan Riggsbee dated October 24, 2025.
99.1	Press Release issued by Neogen Corporation on October 30, 2025, announcing appointment of Bryan Riggsbee as Senior Vice President and Chief Financial Officer.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOGEN CORPORATION

Date:	October 30, 2025	By:	/s/ Amy M. Rocklin
Name: Amy M. Rocklin Title: Chief Legal & Compliance Officer, Corporate Secretary